Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NOVATEL WIRELESS, INC.
NOVATEL WIRELESS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Novatel Wireless, Inc.

2.	The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware was April 26, 1996.

3.
The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 21, 2000 (as amended, the “Amended and Restated Certificate of Incorporation”).

4.
The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend and restate Section (A) of the FOURTH article of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

“(A) The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Fifty-Two Million (152,000,000) shares each with a par value of $0.001 per share. One Hundred Fifty Million (150,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.”

5.
Thereafter, pursuant to a resolution of the Board, this amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Novatel Wireless, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 1st day of September 2015.

NOVATEL WIRELESS, INC.

By:	/s/ Lance Bridges
Lance Bridges
Senior Vice President, General Counsel and Secretary